EXHIBIT 99.1

Contact:	Allen & Caron Inc Jay McKeage (investors) jay@allencaron.com (212) 691-8087 or Kari Paskewicz (media) kari@allencaron.com (630) 759-9640	Catalina Lighting Inc Eric Bescoby Chief Executive Officer (305) 558-4777

CATALINA LIGHTING INC REPORTS
FOURTH QUARTER, FISCAL 2002 YEAR END RESULTS

Strong Year-to-Year Increases in Gross Margins and Net Income
and Dramatic Reduction in Debt Mark Year of Significant Accomplishment

MIAMI (November 22, 2002) … Catalina Lighting Inc (Nasdaq:CALA), a leading international designer, manufacturer, and distributor of lighting products for residential and office environments, today announced improved results for its fourth quarter and year ended September 30, 2002. Gross margin increased to 19.6 percent for the quarter and 19.7 percent for the full year, compared to 10.6 percent and 13.5 percent, respectively, in the prior year periods. The Company achieved net income of $859,000 for fiscal 2002, marking a return to profitability after a loss of $18.4 million in fiscal 2001. Debt was reduced by 38.6 percent, from $60.9 million at September 30, 2001, to $37.4 million at September 30, 2002.

CEO Eric Bescoby stated, “Fiscal 2002 was a watershed year for Catalina. We believe the much improved operating results are primarily the result of the entire Catalina team focusing on turning the Company around.” Bescoby continued, “Over the last year we reduced operating costs and improved operations while working with our customers and suppliers to improve product mix and increase gross margins. We believe that the higher gross margins, general and administrative cost reductions and lower interest expense all contributed to our enhanced bottom-line results and also believe that Catalina is now well-positioned in its key markets to benefit increasingly from a leaner operating base and an efficiently-run production facility in China.”

For the fourth quarter ended September 30, 2002, Catalina reported revenues of $56.8 million, up from $53.8 million in the year-earlier period, primarily reflecting strong trading results by Ring, the Company’s United Kingdom subsidiary. Net income for the fiscal 2002 fourth quarter was $1.1 million or $0.20 per diluted share, which marks a substantial improvement from the net loss of $10.7 million, or $3.85 loss per diluted share, in the year-ago period.

For the full 2002 fiscal year, revenues were $220.3 million with net income of $859,000, or $0.18 per diluted share, compared to revenues of $234.8 million and a loss of $18.4 million, or $10.22 loss per diluted share in fiscal 2001. Bescoby stated, “We believe the year-to-year decline in revenues for fiscal 2002 was due in large part to challenging U.S. market conditions.”

The Company also believes that its overall gross margins were enhanced due to improved product sourcing, purchasing and manufacturing processes. Lower debt levels, with the consequent decreases in interest expense, resulted from paying down the debt with proceeds from the sale of a warehouse in

Mississippi and stronger internal cash flow, as well as the conversion of subordinated debt to equity by the Company’s majority shareholder.

About Catalina Lighting Inc
Catalina Lighting Inc is a leading international designer, manufacturer and marketer of residential and office lighting products. The Company’s broad product line includes functional and decorative table lamps; ceiling, wall, recessed, vanity and track lighting fixtures; emergency and outdoor lighting; and chandeliers. Its line is distributed under several brand names, including Catalina, Dana, Ring, Illuminada and Pro Office. The Company also functions as an OEM, selling goods under its customers’ private labels.

This press release includes statements that constitute “forward-looking” statements, including, without limitation, that fiscal 2002 was a watershed year for the Company and that the Company is well-positioned to benefit increasingly from a leaner operating base and its facility in China. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, general domestic and international economic conditions which may affect consumer spending; reliance on key customers who may delay, cancel or fail to place orders; continued acceptance of the Company’s products in the marketplace; new products and technological changes; pressures on product prices and pricing inventories; increases in the costs of labor and raw materials; dependence upon third-party vendors and imports from China, which may limit the Company’s margins or affect the timing of revenue and sales recognition; competitive developments, changes in manufacturing and transportation costs, the availability of capital, the ability to satisfy the terms and covenants of credit and loan agreements, and the impact of increases in borrowing costs, each of which affect the Company’s short-term and long-term liquidity; foreign currency exchange rates; changes in the Company’s effective tax rate; the Company’s ability to improve its operating efficiencies or customer service capabilities; the continued success of the Company’s expense control program and improvements in gross profits; and other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CATALINA LIGHTING, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2002	2001	2002	2001
Net sales	$56,803	$53,841	$220,266	$234,786
Cost of goods sold	45,672	48,109	176,965	203,204

Gross profit	11,131	5,732	43,301	31,582
Selling, general, and administrative expenses	8,296	9,395	32,692	40,010
Severance and office closing costs	29	929	624	1,154
Executive settlements	—	2,586	—	2,586
Litigation Settlement	—	—	959	(714)

Operating income (loss)	2,806	(7,178)	9,026	(11,454)
Interest expense	(1,107)	(2,034)	(6,858)	(7,169)
Gain (loss) on disposal of property, net	94	—	(869)	—
Other income (expenses)	(96)	(153)	(3)	(107)

Income (loss) before income taxes	1,697	(9,365)	1,296	(18,730)
Income tax expense (benefit)	569	1,298	437	(383)

Net income (loss)	$1,128	$(10,663)	$859	$(18,347)

Basic income (loss) per share	$0.20	$(3.85)	$0.18	$(10.22)

Diluted income (loss) per share	$0.20	$(3.85)	$0.18	$(10.22)

Basic weighted average common shares outstanding	5,562	2,770	4,755	1,796

Diluted weighted average common shares outstanding	5,734	2,770	4,834	1,796

CATALINA LIGHTING, INC. AND SUBSIDIARIES Consolidated Balance Sheets (in thousands, except share data)
	September 30,
ASSETS	2002	2001
Current assets
Cash and cash equivalents	$2,657	$4,613
Restricted cash equivalents and short-term investments	—	1,066
Accounts receivable, net	33,814	27,761
Inventories	34,511	37,425
Other current assets	5,660	5,114

Total current assets	76,642	75,979

Property and equipment, net	18,102	30,227
Goodwill, net	28,282	28,812
Other assets	8,188	11,079

	$131,214	$146,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Revolving credit facilities	$1,477	$7,078
Term loans	3,154	818
Accounts and letters of credit payable	29,498	27,586
Current maturities of bonds payable	—	900
Current maturities of other long-term debt	340	878
Income taxes payable	1,813	455
Other current liabilities	11,887	12,011

Total current liabilities	48,169	49,726

Revolving credit facilities	11,315	16,366
Term loans	17,574	23,479
Subordinated notes	2,804	6,110
Bonds payable	—	4,200
Other long-term debt	721	1,085
Other liabilities	4,959	5,926

Total liabilities	85,542	106,892

Minority interest	1,144	1,073

Commitments and contingencies
Stockholders’ equity
Preferred stock, $.01 par value authorized 1,000,000 shares; none issued
Common stock, $.01 par value authorized 20,000,000 shares; issued and outstanding 4,414,260 shares and 3,304,036 shares, respectively	44	33
Additional paid-in capital	38,119	34,411
Retained earnings	7,623	6,764
Accumulated other comprehensive income (loss)	1,203	(615)
Treasury stock, at cost, 128,387 shares	(2,461)	(2,461)

Total stockholders’ equity	44,528	38,132

	$131,214	$146,097